NPC International, Inc. Reports Fourth Quarter Results

Overland Park, Kansas, (March 7, 2014) - NPC International, Inc. (the “Company”), today reported results for its fourth fiscal quarter and the fiscal year ended December 31, 2013. Fiscal 2013 was a 53 week year causing the fourth quarter and full year results to benefit from one additional week of operations versus the prior year’s results.

FOURTH QUARTER HIGHLIGHTS:

•	Comparable store sales decreased (5.2)% rolling over a decrease of (4.0)% last year.

*	Adjusted EBITDA (reconciliation attached) of $35.2MM was $2.4MM or 7% above the prior year, largely due to the benefit of the additional fiscal week.

*	Net income was $5.8MM or $5.2M higher than last year, largely due to the prior year loss on debt extinguishment.

*	Acquired 54 Wendy’s units in Salt Lake City on December 9th for $31.2MM.

*	Refinanced the Company’s Senior Credit Facilities.

YEAR-TO-DATE RESULTS:

•	Comparable store sales decreased (3.7)% rolling over an increase of +1.9% last year.

•	Adjusted EBITDA (reconciliation attached) of $132.3MM was $0.2MM below last year.

•	Free Cash Flow was $46.7MM and capital expenditures totaled $51.0MM.

•	Cash balances decreased by $5.5MM from the prior year, despite investing $55.9MM in Wendy's acquisitions.

•	Net income was $29.7MM, or $14.7MM higher than last year, largely due to the prior year losses on debt extinguishments.

•	Our leverage ratio was 3.71X Consolidated EBITDA, net of allowable cash balances of $17.0MM (as defined in our Credit Agreement).

NPC’s President and CEO Jim Schwartz said, “The fourth quarter was challenging for our Pizza Hut business as comparable store sales remained soft. The brand is struggling to find a functionally relevant consumer proposition and emotional connection during a time when the consumer remains monetarily sensitive and the category is hyper-competitive. Fortunately our operators performed admirably this quarter leveraging certain labor improvement initiatives implemented earlier this year to maintain stable EBITDA performance for the quarter.

Looking forward to our first quarter of fiscal 2014, we are experiencing continued soft comparable store sales and elevated cheese prices which are conspiring to place significant pressure on margins. We continue to work with the leadership team at Pizza Hut to address our challenges in the marketplace and we are collectively evaluating all aspects of our brand including brand relevance, positioning and value. We intend to meet the challenge; however, it is clear that there is much hard work to be done to re-establish our category relevance and leadership and regain our sales momentum in the marketplace.

We completed our third acquisition in the Wendy’s system this year with the acquisition of 54 units in the Salt Lake City market during the quarter. We remain pleased with the assimilation of these units as well as the units acquired in our third quarter in the Kansas City market. We are enthused to be a growing part of the Wendy’s system and remain open to opportunistic acquisitions of additional Wendy’s units.

We ended the quarter with ample liquidity to fuel our growth objectives as demonstrated by $20 million in cash on our balance sheet and $85 million in available borrowings on our revolver. Furthering our financial flexibility, we also have significant cushion in our leverage covenant with leverage at a very comfortable 3.71X relative to our leverage limit of 6.00X. Additionally, we were pleased to complete a third refinancing on our senior credit facility securing approximately $2.0 million in annual interest cost savings.”

The Company is a wholly-owned subsidiary of NPC Restaurant Holdings, LLC ("Parent"), which has guaranteed the Company's 10.50% Senior Notes due 2020. As a result of its guaranty, Parent is required to file reports with the Securities and Exchange Commission which include consolidated financial statements of Parent and its subsidiaries (including the Company). Parent's only material asset is all of the stock of the Company. The financial statements and Management’s Discussion and Analysis of Financial Condition and Results of

Operations for Parent, the Company and the Company's subsidiaries on a consolidated basis are set forth in Parent's Form 10-K for the fiscal year ended December 31, 2013 which can be accessed at www.sec.gov.

CONFERENCE CALL INFORMATION:

The Company’s fourth quarter earnings conference call will be held Monday, March 10, 2014 at 9:00 am CT (10:00 ET). In addition to a discussion of fourth quarter results, the call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters. You can access this call by dialing 877-415-3185. The international number is 857-244-7328. The access code for the call is 72391165.

For those unable to participate live, a replay of the call will be available until March 17, 2014 by dialing 888-286-8010 or by dialing international at 617-801-6888. The access code for the replay is 77734030.

A replay of the call will also be available at the Company’s website at www.npcinternational.com.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,263 Pizza Hut restaurants and delivery units in 28 states and 91 Wendy’s units in 3 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Parent’s financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Parent’s Form 10-K which can be accessed at www.sec.gov.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; our ability to successfully complete acquisitions of additional restaurant units; and other factors. These risks and other risks are described in Parent’s and NPC’s filings with the Securities and Exchange Commission, including Parent's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC or may be accessed at www.sec.gov. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC INTERNATIONAL, INC.
Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)

	14 Weeks Ended		13 Weeks Ended
	Dec. 31, 2013		Dec. 25, 2012

Net product sales (1)	$278,611	100.0%	$246,570	100.0%
Fees and other income (2)	13,689	4.9%	12,145	4.9%
Total sales	292,300	104.9%	258,715	104.9%
Comparable store sales (net product sales only)	(5.2)%		(4.0)%

Cost of sales (3)	84,124	30.2%	72,046	29.2%
Direct labor (4)	77,851	27.9%	70,180	28.5%
Other restaurant operating expenses (5)	88,005	31.6%	77,631	31.5%
General and administrative expenses (6)	16,066	5.8%	14,583	5.9%
Corporate depreciation and amortization of intangibles	4,968	1.8%	4,673	1.9%
Transaction costs	97	—%	15	—%
Other	312	0.1%	(372)	(0.2)%
Total costs and expenses	271,423	97.4%	238,756	96.8%
Operating income	20,877	7.5%	19,959	8.1%
Other expense:
Interest expense (7)	11,296	4.1%	10,894	4.4%
Loss on debt extinguishment(8)	—	—%	9,083	3.7%
Income before income taxes	9,581	3.4%	(18)	—%
Income taxes	3,733	1.3%	(666)	(0.3)%

Net income	$5,848	2.1%	$648	0.3%

Percentages are shown as a percent of net product sales.

Capital Expenditures	$15,187		$11,960
Cash Rent Expense	$15,445		$13,072

(1)
Net product sales increased 13.0% due to the additional week of operations in the current year, the acquisition of Wendy’s units, which increased sales by $17.4MM, or 7.0% and a 3.0% increase in Pizza Hut equivalent units. These increases were partially offset by a 5.2% decline in Pizza Hut comparable store sales.

(2)	Fees and other income increased 12.7% due to an additional week of operations and increased delivery transactions.

(3)	Cost of sales, as a percentage of net product sales, increased primarily due to increased ingredient costs and increased food costs associated with our Wendy's operations.

(4)
Direct labor, as a percentage of net product sales, decreased largely due to improved labor productivity and lower workers compensation expense that more than offset the sales deleveraging effect on fixed labor components.

(5)
Other restaurant operating expenses, as a percentage of net product sales, increased due to sales deleveraging on fixed costs, increased delivery driver insurance costs, and higher deliver driver reimbursement expenses partially offset by lower depreciation, lower restaurant manager bonuses, and increased development incentives.

(6)
General and administrative expenses increased largely due to an additional week of operations, higher field personnel costs in support of an increase in Pizza Hut units and recently acquired Wendy’s units and higher credit card transaction fees partially offset by a decline in incentive compensation.

(7)
Interest expense increased primarily due to an additional week of operations, which was partially offset by lower interest rates resulting from the refinancing of our credit facility in the fourth quarter of 2012 and the subsequent refinancing in the fourth quarter of 2013.

(8)	The Company incurred a loss on debt refinancing in 2012 related to the refinancing of its Senior Secured Credit Facility and no similar charges were incurred during the refinancing in 2013.

NPC INTERNATIONAL, INC.
Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)

	53 Weeks Ended		52 Weeks Ended
	Dec. 31, 2013		Dec. 25, 2012

Net product sales (1)	$1,042,033	100.0%	$999,718	100.0%
Fees and other income (2)	51,999	5.0%	49,205	4.9%
Total sales	1,094,032	105.0%	1,048,923	104.9%
Comparable store sales (net product sales only)	(3.7)%		1.9%

Cost of sales (3)	306,909	29.5%	288,706	28.9%
Direct labor (4)	296,663	28.5%	290,639	29.1%
Other restaurant operating expenses (5)	330,572	31.7%	315,664	31.6%
General and administrative expenses (6)	60,224	5.8%	57,741	5.8%
Corporate depreciation and amortization of intangibles	18,588	1.8%	17,796	1.7%
Transaction costs (7)	363	—%	605	0.1%
Other	788	—%	(453)	(0.1)%
Total costs and expenses	1,014,107	97.3%	970,698	97.1%
Operating income	79,925	7.7%	78,225	7.8%
Other expense:
Interest expense (8)	42,016	4.0%	46,691	4.7%
Loss on debt extinguishment (9)	—	—%	14,227	1.4%
Income before income taxes	37,909	3.7%	17,307	1.7%
Income tax expense	8,167	0.8%	2,287	0.2%

Net income	$29,742	2.9%	$15,020	1.5%

Percentages are shown as a percent of net product sales.

Capital Expenditures	$51,031		$40,464
Cash Rent Expense	$55,982		$51,929

(1)
Net product sales increased 4.2% due to the acquisition of Wendy’s units, which increased sales by $25.4MM, or 2.5%, and the additional week of operations in the current year, partially offset by a 3.7% decline in Pizza Hut comparable store sales.

(2)	Fees and other income increased 5.7% due to higher delivery charge income from customer delivery charge increases.

(3)	Cost of sales, as a percentage of net product sales, increased primarily due to increased ingredient costs partially offset by cost savings initiatives.

(4)
Direct labor, as a percentage of net product sales, decreased largely due to improved labor productivity and lower workers compensation expense that more than offset the sales deleveraging effect on fixed labor components.

(5)
Other restaurant operating expenses, as a percentage of net product sales, increased slightly due to sales deleveraging on fixed costs, higher delivery driver reimbursement expense, and increased delivery driver insurance costs, partially offset by lower depreciation, lower restaurant manager bonuses and higher development incentives.

(6)
General and administrative expenses increased largely due to an additional week of operations, higher field personnel costs in support of an increase in Pizza Hut units and recently acquired Wendy’s units and higher credit card transaction fees offset by lower incentive compensation expense.

(7)
Transaction expenses reflect costs incurred with the acquisition of Wendy’s restaurants in 2013 compared to transaction expenses for the sale of the Company and the acquisition of 36 Pizza Hut units in 2012.

(8)
Interest expense decreased primarily due to lower interest rates resulting from the refinancing of our credit facility in the second and fourth quarters of 2012, offset by increased expense associated with an additional week of operations.

(9)	The Company incurred a loss on debt refinancing in 2012 related to the refinancing of its Senior Secured Credit Facility and no similar charges were incurred during the refinancing in 2013.

Note: The explanations above are abbreviated disclosures. For complete disclosure see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Parent's Form 10-Q filed with the SEC.

NPC INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2013	December 25, 2012
Assets
Current assets:
Cash and cash equivalents	$20,035	$25,493
Other current assets	37,069	43,293
Total current assets	57,104	68,786

Facilities and equipment, net	$169,950	$143,625
Franchise rights, net	640,151	622,634
Other noncurrent assets	337,907	334,737
Total assets	$1,205,112	$1,169,782
Liabilities and Stockholders' Equity
Current liabilities:
Other current liabilities	$101,630	$89,743
Current portion of debt	3,438	—
Total current liabilities	105,068	89,743

Long-term debt	561,687	558,125
Other noncurrent liabilities	$273,144	$286,443
Total liabilities	$939,899	$934,311
Stockholders' equity	$265,213	$235,471
Total liabilities and stockholders' equity	$1,205,112	$1,169,782

NPC INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	53 Weeks Ended	52 Weeks Ended
	Dec. 31, 2013	Dec. 25, 2012
Operating activities
Net income	$29,742	$15,020
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	55,560	56,309
Amortization of debt issuance costs	3,458	4,057
Deferred income taxes	2,715	2,796
Loss on debt extinguishment	—	14,227
Debt extinguishment costs	—	(3,686)
Other	870	(307)
Changes in assets and liabilities, excluding acquisitions:
Assets	137	(3,269)
Liabilities	5,282	(14,729)
Net cash provided by operating activities	97,764	70,418
Investing activities
Capital expenditures	(51,031)	(40,464)
Purchase of the stock of the Company	—	(431,540)
Purchase of Pizza Hut business assets, net of cash acquired	—	(19,371)
Purchase of Wendy's business assets, net of cash acquired	(55,922)	—
Proceeds from sale or disposition of assets	545	240
Net cash used in investing activities	(106,408)	(491,135)
Financing activities
Borrowings under revolving credit facility	7,000	14,900
Payments under revolving credit facility	—	(14,900)
Scheduled/required payments on the term loan	—	(6,875)
Proceeds from equity contribution, net of costs of $18,735	—	216,635
Retirement of predecessor entity debt	—	(372,700)
Issuance of debt	—	565,000
Debt issuance costs	(967)	(34,614)
Proceeds from sale-leaseback transactions	—	1,006
Interest rate derivative	—	(636)
Accrued purchase price paid to sellers	(2,847)	—
Net cash provided by financing activities	3,186	367,816
Net change in cash and cash equivalents	(5,458)	(52,901)
Beginning cash and cash equivalents	25,493	78,394
Ending cash and cash equivalents	$20,035	$25,493

NPC INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	Dec. 31, 2013	Dec. 25, 2012	Dec. 31, 2013	Dec. 25, 2012
Adjusted EBITDA:
Net income	$5,848	$648	$29,742	$15,020
Adjustments:
Interest expense	11,296	10,894	42,016	46,691
Income tax (benefit) expense	3,733	(666)	8,167	2,287
Depreciation and amortization	15,164	14,655	55,560	56,309
Loss on debt extinguishment	—	9,083	—	14,227
Transaction costs	96	15	363	605
Net facility impairment charges	301	171	727	256
Development incentives	(1,780)	(1,520)	(5,800)	(3,600)
Pre-opening expenses and other	559	(508)	1,497	663
Adjusted EBITDA(1)	$35,217	$32,772	$132,272	$132,458
Adjusted EBITDA Margin(2)	12.6%	13.3%	12.7%	13.2%

Free Cash Flow:
Net cash provided by operating activities	$20,163	$13,584	$97,764	$70,418
Adjustments:
Predecessor transaction expenses	—	—	—	16,087
Capital expenditures	(15,187)	(11,960)	(51,031)	(40,464)
Free Cash Flow (3)	$4,976	$1,624	$46,733	$46,041

Unit Count Activity

	53 Weeks Ended			52 Weeks Ended
	Dec. 31, 2013			Dec. 25, 2012
	Wendy's	Pizza Hut	Combined	Pizza Hut

Beginning of period	—	1,227	1,227	1,151
Acquired	91	1	92	36
Developed	—	49	49	49
Closed	—	(14)	(14)	(9)
End of period	91	1,263	1,354	1,227

Equivalent units (4)	19	1,240	1,259	1,192

(1) The Company defines Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges, pre-opening expenses and certain other items that are non-operational in nature. The Company incurred substantial interest expense, depreciation and amortization related to the acquisition of the Company by an entity controlled by Olympus Growth Fund V, L.P. and certain of its affiliates on the second day of fiscal 2012. Management believes the elimination of these items, as well as income taxes and certain other items of a non-operational nature, as noted in the table above, give investors and management useful information to compare the performance of our core operations over different periods and to compare our operating performance with the performance of other companies that have different financing and capital structures or tax rates. Adjusted EBITDA is not a measure of financial performance under GAAP. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under GAAP. Adjusted EBITDA, as defined above, may not be similar to EBITDA measures of other companies.
(2) Calculated as a percentage of net product sales.
(3) The Company defines Adjusted Free Cash Flow as cash flows from operations plus non-recurring predecessor transaction expenses paid from proceeds from the sale of the Company less capital expenditures. Management believes that the free cash flow measure is important to investors to provide a measure of how much cash flow is available, after current changes in working capital and acquisition of property and equipment, to be used for working capital needs or for strategic opportunities, including servicing debt, making acquisitions, and making investments in the business. It should not be inferred that the entire Adjusted Free Cash Flow amount is available for discretionary expenditures.
(4) Equivalent units represent the number of units open at the beginning of a given period, adjusted for units opened, closed, acquired or sold during the period on a weighted average basis.

Contact: Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St

Overland Park, KS 66213